EMPLOYMENT AGREEMENT
                              --------------------

               EMPLOYMENT AGREEMENT, dated as of the 29th day of November, 2000, between CONSECO FINANCE CORP., a Delaware corporation (hereinafter called the "Company"), and Bruce A. Crittenden (hereinafter called "Executive").

                                    RECITALS
                                    --------

         WHEREAS, the services of Executive, and his managerial and professional experience, are of great value to the Company;

         WHEREAS, the Company deems it to be essential for it to have the benefit and advantage of the services of the Executive for an extended period; and

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

         1. Employment. The Company hereby employs Executive and Executive hereby accepts employment upon the terms and conditions hereinafter set forth.

         2. Term. The effective date of this Agreement shall be October 31, 2000. Subject to the provisions for termination as provided in Section 10 hereof, the term of this Agreement shall be the period beginning October 31, 2000, and ending December 31, 2003, and it shall be automatically renewed for an additional one year period on January 1, 2004 unless either party elects not to renew this Agreement by serving written notice of such intention not to renew on the other party at least 180 days prior to such January 1. If such an election is made, this Agreement shall remain in full force and effect for the remaining original term ending December 31, 2003, subject to the provisions for termination as provided in Section 10 hereof. The Basic Employment Period as used in this Agreement shall mean the original term ending December 31, 2003 or, if this Agreement has been renewed, December 31, 2004.

         3. Duties. Executive is engaged by the Company as its President and Chief Executive Officer. Executive shall be subject to, and shall discharge his executive duties in accordance with, the direction and control of the Board of Directors of the Company (sometimes referred to herein as the "Board") and shall report regarding the performance of his duties to the Board or the Chief Executive Officer of Conseco, Inc. (the "Conseco Chairman") (provided that the Company is then a subsidiary of Conseco).

         4. Extent of Services. Executive, subject to the direction and control of the Board, and if applicable, the Conseco Chairman, shall have the power and authority commensurate with his status as the President and Chief Executive Officer of the Company and necessary to perform his duties hereunder. The Company agrees to provide to Executive such assistance and work accommodations as are suitable to the character of his positions with the Company and adequate for the performance of his duties. Executive shall devote his entire employable time, attention and best

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efforts to the business of the Company, and shall not, without the consent of the Company, during the term of this Agreement be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Executive from serving on boards of professional, community, civic, educational or charitable organizations or from investing his assets in such form or manner as will not require any services on the part of Executive in the operation of the affairs of the companies in which such investments are made. For purposes of this Agreement, full-time employment shall be the normal work week for individuals in comparable executive positions with the Company.

         5. Compensation.

            (a) As compensation for services hereunder rendered during the term hereof, Executive shall receive a base salary ("Base Salary") of Six Hundred Thousand Dollars ($600,000) per year payable in equal installments in accordance with the Company's payroll procedure for its salaried employees. Salary payments and other payments under this Agreement shall be subject to withholding of taxes and other appropriate and customary amounts. Executive may receive increases in his Base Salary from time to time, based upon his performance in his executive and management capacity. The amounts of any such salary increases shall be approved by the Board or the Compensation Committee of the Board.

            (b) In addition to Base Salary, Executive shall receive a bonus determined as follows. For the calendar year ending December 31, 2000, Executive shall receive a bonus of not less than Nine Hundred Thousand Dollars ($900,000). For calendar years ending on or after December 31, 2001, during the Basic Employment Period, Executive shall receive a bonus payable within 120 days of the end of the calendar year equal to .20% of the Company's Pretax Income (as defined below) for such calendar year. Such bonus shall be calculated from the books and records of the Company which shall be kept in accordance with generally accepted accounting principles applied by the Company in the preparation of its financial statements. "Pretax Income" shall mean the Company's net income available to common shareholders as adjusted to add back income taxes (to the extent deducted in computing net income). "Pretax Income" shall exclude the effect (in each case net of applicable tax) of (i) extraordinary items, (ii) discontinued operations and (iii) the cumulative effects of changes in accounting principles. In making such calculation, the expenses of Conseco allocated to the Company shall not exceed the percentage of the Company's operating expenses that such allocated expenses represented during calendar year 2000; provided, however, that if certain functions of the Company's business that are currently being provided by the Company are transferred in the future to Conseco or one of its other subsidiaries, the expenses associated with such transferred function shall be treated as allocated expenses only to the extent of any increase in the expenses associated with such transferred functions.

            (c) In the event that the Company sells a subsidiary or other portion of its business (other than sales of assets in the ordinary course of business or sales, including without limitation Vendor Services, that were identified as "discontinued lines" in the Company's Form 10-Q for the period ended September 30, 2000) or purchases a company or portion of the assets or business of a company and the business purchased or sold would constitute a "significant subsidiary" of the Company under Regulation S-X of the Securities and Exchange Commission as in effect on the date of this Agreement, the bonus formula set forth in the previous paragraph shall be adjusted to reflect such sale or purchase. In the event of

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         such a sale, the bonus percentage in Section 5(b) shall be multiplied by a fraction (i) the numerator of which is one plus the percentage of the Company's net income which the subsidiary or business sold represented of the total net income of the Company for the last two full calendar years prior to such sale and (ii) the denominator of which is one. In the event of such a purchase, the bonus percentage in
         Section 5 (b) shall be multiplied by a fraction (i) the numerator of which is one and (ii) the denominator of which is one plus the percentage of the Company's net income which such company or business would have represented for the last two years if the results of the operations of such company or business had been included with that of the Company during such period. No adjustment of the bonus shall be made if the business that was purchased or sold had a net loss for the two year period prior to its purchase or sale.

         6. Fringe Benefits.

            (a) Executive shall be entitled to participate in such existing employee benefit plans and insurance programs offered by the Company, or which it may adopt from time to time, for its executive management or supervisory personnel generally, in accordance with the eligibility requirements for participation therein. Nothing herein shall be construed so as to prevent the Company from modifying or terminating any employee benefit plans or programs, or employee fringe benefits, it may adopt from time to time.

            (b) During the term of this Agreement, the Company shall pay Executive a monthly automobile allowance in the amount of Six Hundred Dollars ($600), and the Company shall pay directly or shall reimburse Executive for the cost of fuel that he incurs in using his automobile.

            (c) Executive shall be entitled to four (4) weeks vacation with pay for each year during the term hereof.

            (d) Executive may incur reasonable expenses for promoting the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Executive for all such reasonable expenses upon Executive's periodic presentation of an itemized account of such expenditures.

            (e) The Company shall, upon periodic presentation of satisfactory evidence and to a maximum of Ten Thousand Dollars ($10,000) per each year of this Agreement, reimburse Executive for reasonable medical expenses incurred by Executive and his dependents which are not otherwise covered by health insurance provided to Executive under
         Section 6(a).

            (f) During the term of this Agreement, the Company shall at its expense maintain a term life insurance policy or policies on the life of Executive in the face amount of Five Hundred Thousand Dollars ($500,000), payable to such beneficiaries as Executive may designate.

         7. Disability. If Executive shall become physically or mentally disabled during the term of this Agreement to the extent that his ability to perform his duties and services hereunder is materially and adversely impaired, his Base Salary, bonus and other compensation provided herein shall continue while he remains employed by the Company; provided, that if such disability (as



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confirmed by competent medical evidence) continues for at least nine (9)
consecutive months, the Company may terminate Executive's employment hereunder in which case the Company shall immediately pay Executive a lump sum payment equal to one-quarter of the sum of his annual salary and bonus with respect to the most recent fiscal year then ended and, provided further, that no such lump sum payment shall be required if such disability arises primarily from: (a) chronic depressive use of intoxicants, drugs or narcotics, or (b) intentionally self-inflicted injury or intentionally self- induced sickness; or (c) a proven unlawful act or enterprise on the part of Executive.

         8. Disclosure of Information. Executive acknowledges that in and as a result of his employment with the Company, he has been and will be making use of, acquiring and/or adding to confidential information of the Company of a special and unique nature and value. As a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation stated in
Section 5, as well as any additional benefits stated herein, Executive covenants and agrees that he shall not, at any time during or following the term of his employment, directly or indirectly, divulge or disclose for any purpose whatsoever, any confidential information that has been obtained by or disclosed to him as a result of his employment with the Company, except to the extent that such confidential information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any unauthorized act or omission of Executive,
(b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment, or (c) is necessary to perform properly Executive's duties under this Agreement. Upon the termination of this Agreement, Executive shall return all materials belonging to the Company which he may have in his possession or control.

         9. Covenants Against Competition and Solicitation. Executive acknowledges that the services he is to render to the Company are of a special and unusual character, with a unique value to the Company, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to the Company of the services of Executive for which the Company has contracted hereunder, because of the confidential information to be obtained by, or disclosed to, Executive as herein above set forth, and as a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation stated in Section 5, as well as any additional benefits stated herein, and other good and valuable consideration, Executive covenants and agrees that throughout the period Executive remains employed hereunder and for one year (two years with respect to clauses (ii) and (iii) of this sentence) thereafter , Executive shall not, directly or indirectly, anywhere in the United States of America (i) render any services, as an agent, independent contractor, consultant or otherwise, or become employed or compensated by, any other corporation, person or entity engaged in the business of selling or providing any lending or other financial products or services that are competitive with the lending or other financial products or services sold or provided by the Company or its subsidiaries in the manufactured housing industry (a "Competing Business"); provided, however, that Executive may provide such services or have such relationship with a Competing Business but only if Executive has no involvement with the portion of the Competing Business that provides lending or other financial products or services that are competitive with those products or services of the Company relating to the manufactured housing industry; (ii) solicit or attempt to convert to any other Competing Business, any customers of the Company or any of its subsidiaries with respect to the manufactured housing industry; or (iii) solicit for employment or employ any non-exempt employee of Conseco, Inc. ("Conseco"), the


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Company or any of their respective subsidiaries. During the term of this
Agreement and for one year thereafter, Executive agrees not to engage in conduct that is injurious to the Company, Conseco or any of their business operations. For purposes of this provision, "conduct by Executive that is injurious to the Company, Conseco or any of their business operations" is defined as: (i) any statements, whether written or oral, which are defamatory of the Company, Conseco or any of their officers or directors; or (ii) deliberate misrepresentation of the affairs, practices, or financial condition of the Company, Conseco or any of their officers or directors. Should any particular covenant or provision of this Section 9 be held unreasonable or contrary to public policy for any reason, including, without limitation, the time period, geographical area, or scope of activity covered by any restrictive covenant or provision, the Company and Executive acknowledge and agree that such covenant or provision shall automatically be deemed modified such that the contested covenant or provision shall have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law. The provisions of this Section 9 supersede any other agreements or documents to which the Company and/or Executive are parties or signatories regarding the subject matter of this Section 9, and such other agreements or documents shall be of no force and effect with respect to the subject matter of this Section 9.

         10. Termination; Change in Control.

            (a) Either the Company or Executive may terminate this Agreement at any time for any reason upon written notice to the other. This Agreement shall also terminate upon (i) the death of Executive or (ii) termination by the Company pursuant to Section 7.

            (b) In the event (A) this Agreement is terminated by the Company and such termination is not pursuant to the last sentence of (a) above or for "just cause" as defined in (f) below and does not constitute a Control Termination as defined in (e) below or (B) this Agreement is terminated by Executive with "good reason", Executive shall be entitled to receive (i) Executive's Base Salary, as determined pursuant to
         Section 5(a) hereof, for a period of two years from the date of such termination, (ii) an amount equal to the bonus paid or payable pursuant to Section 5(b) with respect to the calendar year immediately preceding the year of such termination, and (iii) all other unpaid amounts previously accrued or awarded pursuant to any other provision of this Agreement. For purposes of this Agreement "good reason" shall mean: (i) causing or requiring Executive to report to anyone other than the Board or the Chairman of the Board of Conseco, or (ii) requiring Executive's primary work location to be at a place other than metropolitan St. Louis, Missouri, or metropolitan Minneapolis/St. Paul, Minnesota.

            (c) In the event this Agreement is terminated by the death of Executive, is terminated by the Company for "just cause" as defined in
         (f) below or is terminated by Executive and such termination does not constitute a Control Termination as defined in (e) below or is not a termination by Executive for "good reason," Executive shall be entitled to receive Executive's Base Salary as provided in Section 5(a) accrued but unpaid as of the date of termination, and all other unpaid amounts previously accrued or awarded pursuant to any other provision of this Agreement.

            (d) (i) In the event of a change in control of Conseco as defined in
         (e) below and in exchange for Executive's Program Stock (as defined in the Conseco, Inc. 2000 Employee

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         Stock Purchase Program Work-Down Plan (the "2000 Plan")), Executive
         shall be entitled to receive an amount equal to the greater of (a) the purchase price of Executive's Program Stock plus all accrued but unpaid interest on the Program Loans (as defined in the 2000 Plan)(excluding accrued interest on the Interest Loans), or (b) the value of the total consideration to be paid for Executive's Program Stock in any transaction relating to such change in control of Conseco (as defined below).

            (ii) In the event of a Control Termination as defined in (e) below, Executive shall be entitled to receive a lump sum payment not later than 60 days following such Control Termination equal to the sum of (i) two times the amount of Executive's Base Salary, as determined pursuant to Section 5(a) hereof, (ii) an amount (the "Additional Payment") in lieu of bonus to Executive with respect to the remainder of the term of this Agreement, calculated as follows: (1) for calendar year 2001 - $875,000, (2) for calendar year 2002 - $1,287,500, (3) for calendar year 2003 - $1,700,000 and (4) for calendar year 2004 - $2,000,000, and
         (iii) all other unpaid amounts previously accrued or awarded pursuant to any other provision of this Agreement. The Additional Payment shall be prorated based on the date of the Control Termination. For example, if the Control Termination occurs on November 30, 2003, and assuming neither party elected not to renew this Agreement under Section 2 hereof, then the Additional Payment would equal $2,000,000 + $144,383 ($1,700,000 x 31 / 365). No Additional Payment with respect to calendar year 2004 shall be made if the Company is obligated to make the payment provided by Section 10(g) hereof.

            (e) The term "Control Termination" as used herein shall mean (A) termination of this Agreement by the Company in anticipation of or not later than two years following a "change in control" (as defined below), or (B) termination of this Agreement by Executive following a "change in control" (as defined below) upon the occurrence of any of the following events:

                 (i) a significant reduction in the nature or scope of
            Executive's authorities or duties from those in existence immediately prior to the change in control, a reduction in his total compensation from that in existence immediately prior to the change in control or a breach by the Company of any other provision of this Agreement; or

                 (ii) the reasonable determination by Executive that, as a
            result of a change in circumstances significantly affecting his position, he is unable to exercise Executive's authorities, powers, functions or duties in existence immediately prior to the change in control.

The term "change in control" shall mean (x) the acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of "beneficial ownership" (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of Conseco representing 51% or more of the combined voting power of the then outstanding securities of Conseco entitled to vote with respect to the election of Conseco's Board of Directors or (y) the acquisition by any person other than Conseco or an affiliate of Conseco of securities of the Company representing 51% or more of the combined voting power of the then outstanding securities of the Company entitled to vote with respect to the election of the Company's Board of Directors.


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Upon the occurrence of a change in control, the Company shall promptly notify
Executive in writing of the occurrence of such event (such notice, the "Change in Control Notice"). If the Change in Control Notice is not given within 10 days after the occurrence of a change in control the period specified in clause
(e)(A) of this Section 10 shall be extended until the second anniversary of the date such Change in Control Notice is given.

            (f) For purposes of this Agreement "just cause" shall mean:

                 (i) a material breach by Executive of this Agreement, the
            commission of gross negligence, or willful malfeasance, misrepresentation or fraud or dishonesty of a substantial nature in performing Executive's services on behalf of the Company, which is in each case (A) willful and deliberate on Executive's part and committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and Conseco and (B) not remedied by Executive in a reasonable period of time after receipt of written notice from the Company specifying such breach;

                 (ii) Executive's use of alcohol or drugs which interferes with the performance of his duties hereunder or which compromises the integrity and reputation of the Company or Conseco, their employees, and products;

                 (iii) Executive's conviction by a court of law, or admission that he is guilty, of a felony, intentional violation of a law involving moral turpitude or theft or embezzlement of assets of the Company or Conseco; or

                 (iv) Executive's failure to report to work other than on
            approved vacation days or due to bona fide illness, bereavement or similar family emergency, or the continued failure by Executive to attempt in good faith to perform his duties as reasonably assigned to Executive by the Company (such continued failure to continue for a period of ten business days after notice given by the Company after a written demand for such performance which specifically identifies the manner in which it is alleged Employee has not attempted in good faith to perform such duties).

            (g) In the event the Company elects not to renew this Agreement for an additional one year period as provided in Section 2 hereof and there has been no Control Termination prior to the date of such election, then the Company shall pay Executive the sum of Five Million Five Hundred Thousand Dollars ($5,500,000) as compensation with respect to calendar year 2004, such sum to be payable in equal installments on the last business day of each calendar quarter during 2004.

         11. Tax Indemnity Payments.

            (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise but determined without regard to any additional payments required under this Section 11 (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (as


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         amended the "Code"), or any successor provision (collectively, "Section
         4999"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any Federal, state or local income and employment taxes and Excise Tax (and any interest and penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

            (b) Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made by the Company ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 11(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

            (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a payment by the Company, or a change in the amount of the payment by the Company of, the Gross-Up Payment. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided that the failure to give any notice pursuant to this Section 11(c) shall not impair Executive's rights under this Section 11 except to the extent the Company is materially prejudiced thereby. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company


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         (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                 (1) give the Company any information reasonably requested by the Company relating to such claim,

                 (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                 (3) cooperate with the Company in good faith in order
            effectively to contest such claim, and

                 (4) permit the Company to participate in any proceedings
            relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income, employment or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income, employment or other tax (including interest or penalties with respect to any such taxes) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 11(c), Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 11(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 11(c),

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         a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         12. Character of Termination Payments. The amounts payable to Executive upon any termination of this Agreement shall be considered severance pay in consideration of past services rendered on behalf of the Company and his continued service from the date hereof to the date he becomes entitled to such payments. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such other compensation.

         13.      Arbitration of Disputes; Injunctive Relief.

            (a) Except as provided in paragraph (b) below, any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of Indianapolis, Indiana, in accordance with the laws of the State of Indiana by three arbitrators, one of whom shall be appointed by the Company, one by Executive and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States District Court for the Southern District of Indiana. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his rights under this Agreement, the Company shall pay (or Executive shall be entitled to recover from the Company, as the case may be) his reasonable attorneys' fees and costs and expenses in connection with the enforcement of any arbitration award in court, regardless of the final outcome, unless the arbitrators shall determine that under the circumstances recovery by Executive of all or a part of any such fees and costs and expenses would be unjust.

            (b) Executive acknowledges that a breach or threatened breach by Executive of Sections 8 or 9 of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury. Notwithstanding paragraph (a) above, the Company and Executive agree that the Company may seek and obtain injunctive relief, including, without limitation, temporary restraining orders, preliminary injunctions and/or permanent injunctions, in a court of proper jurisdiction to restrain or prohibit a breach or threatened breach of Section 8 or 9 of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

         14. Notices. Any notice required or permitted to be given under this Agreement shall be

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






sufficient if in writing and if sent by certified or registered mail to his residence, in the case of Executive, or to the business office of its Chief Executive Officer, in the case of the Company.

         15. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

         16. Entire Agreement. This instrument contains the entire agreement of the parties and supersedes all prior agreements between them relating to the subject matter of this Agreement (other than the terms of a letter dated November 21, 2000 from Executive and executed by Gary C. Wendt). This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         17. Binding Agreement and Governing Law; Assignment Limited. This Agreement shall be binding upon and shall inure to the benefit of the parties and their lawful successors in interest and shall be construed in accordance with and governed by the laws of the State of Indiana. This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of its rights or obligations hereunder without the prior written consent of the other.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       CONSECO FINANCE CORP.


                                       By:  /s/ Brian F. Corey
                                            ------------------------------------
                                            Brian F. Corey
                                            Senior Vice President, General
                                            Counsel and Secretary

                                            "Company"


                                            /s/ Bruce A. Crittenden
                                            ------------------------------------
                                            Bruce A. Crittenden

                                            "Executive"



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